FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
May 28, 2014	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Announces Tuchola Field Gas Volumes

Salt Lake City, May 28, 2014 – FX Energy, Inc. (NASDAQ: FXEN), today announced its internal estimate of gas volumes for the Tuchola field. The field is located in the Edge license in north central Poland, where the Company holds 100% working interest in 730,000 acres (2,937 square kilometers).  The dynamic flow test data indicate 20 billion cubic feet (Bcf) of gas in place, although a pressure buildup at the end of the test could indicate a somewhat higher figure.  This compares to a volumetric mid-point estimate of 19.5 Bcf of gas in place.  The Company estimates recoverable gas at approximately 60% to 65% of actual gas in place.  The Company also estimates field production of approximately 9 barrels per day of condensate.

The Company noted that it expects to realize approximately the same price per thousand cubic feet (Mcf) of gross gas produced from the Tuchola field as it does from its Fences fields ($7.42/Mcf wellhead average for 1Q2014), based on current prices for natural gas, condensate, liquefied natural gas and helium. In addition, because the two Tuchola wells together are capable of producing at a rate of 24 million cubic feet per day, the higher ratio of production to reserves in the Tuchola field could yield an appreciably higher present value per Mcf than would a comparable reserve in the Fences license.  The Company is proceeding with design and permit work to get the Tuchola field into production at the earliest possible date, which could be as early as year-end 2016.  In addition, Company officials are in active discussions with several potential gas buyers regarding future gas sales along with related options to fund development costs.

 “The Edge license continues to reward us,” said David Pierce, CEO of FX Energy.  “We are seeing the essential elements come together for a potentially significant exploration play.  Although we are keenly aware of the high risks, we also see the potential scale of this opportunity.  This is the reason we came to Poland in the first place.  We are moving forward with design and permit work for production facilities and it looks like the forecast cash flow from the Tuchola field will easily repay those costs.  We are also moving forward on the exploration front, and hope to have locations for this year’s next two wells selected within a few weeks.  The pieces are continuing to fall in place.”

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the U.S. and Poland.  The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Select Market under the symbol FXEN.  Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction, or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability; or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned, or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration, it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential, or likelihood of discovery respecting exploration targets are certainly not guarantees of discovery, the actual presence or recoverability of hydrocarbons, or the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.